Filing Pursuant To Rule 433

Registration No. 333-254134

January 11, 2024

YouTube

BTCW: WisdomTree Bitcoin Fund

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Learn more about BTCW: https:J/www.wisdomtree.com/investment...

Follow us for more info on WisdomTree ETFs:

X: e I wisdomtreefunds

Blog: http://www.wisdomtree.com/blog/

Foreside Funds Services, LLC, is the Marketing Agent for the WisdomTree Bitcoin Fund(BTCW).

Thismaterial must be preceded or accompaniedby aprospectus. You should read theprospectus before investing. Read theprospectus here: https://www.wisdomtree.com/investment...

Learn more about BTCW: https://www.wisdomtree.com/investments/etfs/crypto/btcw

Follow us for more info on WisdomTree ETFs:

X: https://twitter.com/WisdomTreeFunds Blog:
http://www.wisdomtree.com/blog/

Foreside Funds Services, LLC, is the Marketing Agent for the WisdomTree Bitcoin Fund (BTCW)

This material must be preceded or accompanied by a prospectus. You should read the prospectus before investing. Read the prospectus here: https://www.wisdomtree.com/investments/resource-library/prospectus-regulatory-reports

The WisdomTree Bitcoin Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the WisdomTree Bitcoin Fund has filed with the SEC for more complete information about the WisdomTree Bitcoin Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting the fund detail page. Alternatively, the WisdomTree Bitcoin Fund will arrange to send you the prospectus if you request it by calling toll free at 1-866-909-9473.